Ligand Reports Third Quarter 2023 Financial Results

Raising 2023 Guidance

Investor and Analyst Day to be held on Tuesday December 12th in New York City

Conference call begins at 4:30 p.m. Eastern Time today

SAN DIEGO, Calif. (November 8, 2023) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and nine months ended September 30, 2023, and provided an operating forecast and business updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss this announcement and answer questions.

“We're pleased to report another quarter of strong financial results and we are now actively executing on our investment strategy as evidenced by the recent Tolerance, Ovid, Novan and Primrose transactions, in which we collectively invested over $75 million in Q3 and early Q4 2023,” said Todd Davis, CEO of Ligand. "We have a strong balance sheet and are generating positive cash flow which positions us advantageously in this market to further build a robust portfolio of assets that are expected to drive future revenue growth. We look forward to sharing our long term financial forecast at our upcoming Investor and Analyst Day scheduled for December 12th in New York City.”

Third Quarter 2023 Financial Results
Total revenues for the third quarter of 2023 were $32.9 million. Revenues for the same period in 2022 excluding sales related to COVID-19 were $26.9 million. Total revenues for the third quarter of 2022 including COVID-19 related sales were $59.2 million. Royalties for the third quarter of 2023 were $23.9 million, compared with $19.3 million for the same period in 2022, with the increase primarily attributable to Amgen’s (Nasdaq: AMGN) Kyprolis, Jazz Pharmaceuticals' (Nasdaq: JAZZ) RYLAZE, Merck and Co.’s (NYSE: MRK) Vaxneuvance and Travere Therapeutics’ (Nasdaq: TVTX) FILSPARI. Core Captisol sales were $8.6 million for the third quarter of 2023, compared with $3.6 million for the same period in 2022, with the increase due to the timing of customer orders. There were no Captisol sales related to treatments for COVID-19 for the third quarter of 2023, compared with $32.4 million for the same period in 2022. Contract revenue was $0.4 million for the third quarter of 2023, compared with $4.0 million for the same period in 2022, with the difference due to the timing of partner milestone events.

Cost of Captisol was $3.5 million for the third quarter of 2023, compared with $14.2 million for the same period in 2022, with the decrease due to lower total Captisol sales. Amortization of intangibles was $8.2 million, compared with $8.6 million for the same period in 2022. Research and development expense was $5.5 million, compared with $9.2 million for the same period in 2022, with the decrease attributed to lower stock-based compensation, employee related expenses and lab supply expenses. General and administrative expense was $14.7 million, compared with $14.9 million for the same period in 2022, with the transaction costs associated with the Novan acquisition and Pelican spin out included in the third quarter of 2023.

Net loss from continuing operations for the third quarter of 2023 was $10.3 million, or $0.59 per share, compared with net income from continuing operations of $9.6 million, or $0.56 per diluted share, for the same period in 2022. The decrease in net income from the prior year period is due primarily to the decrease in COVID-19 related Captisol sales and the non-cash unrealized loss from short-term investments associated with Viking Therapeutics

(Nasdaq: VKTX) stock of $11.5 million. Adjusted net income from continuing operations for the third quarter of 2023 was $18.0 million, or $1.02 per diluted share, compared with $10.5 million, or $0.60 per diluted share, for the same period in 2022. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.

As of September 30, 2023, Ligand had cash, cash equivalents and short-term investments of $190.5 million. On October 12, 2023, Ligand entered into a credit agreement with Citibank, N.A., which provides for a $75 million revolving credit facility with a maturity date of October 12, 2026.

Year-to-Date Financial Results

Total revenues for the nine months ended September 30, 2023 were $103.2 million. Revenues for the same period in 2022 excluding sales related to COVID-19 were $81.4 million. Revenues for the nine months ended September 30, 2022 including COVID-19 related sales were $145.9 million. Royalties for the nine months ended September 30, 2023 were $61.4 million, compared with $50.5 million for the same period in 2022, with the increase primarily attributable to Kyprolis, Rylaze, Vaxnuevance, Pneumsil, and FILSPARI. Core Captisol sales were $24.5 million for the nine months ended September 30, 2023, compared with $13.1 million for the same period in 2022. The difference in sales was due to the timing of customer orders. There were no Captisol sales related to COVID-19 for the nine months ended September 30, 2023, compared with $64.5 million for the same period in 2022. Contract revenue was $17.3 million for the nine months ended September 30, 2023, compared with $17.7 million for the same period in 2022.

Cost of Captisol was $8.9 million for the nine months ended September 30, 2023, compared with $31.2 million for the same period in 2022, with the decrease due to lower total Captisol sales. Amortization of intangibles was $25.3 million for the nine months ended September 30, 2023, compared with $25.7 million for the same period in 2022. Research and development expense for the nine months ended September 30, 2023 was $19.0 million, compared with $26.9 million for the same period in 2022, with the decrease attributed to lower employee related expenses and lab supply expenses. General and administrative expense for the nine months ended September 30, 2023 was $36.8 million, compared with $38.9 million for the same period in 2022, with the decrease primarily attributable to lower legal expenses.

Net income from continuing operations for the nine months ended September 30, 2023 was $35.6 million, or $2.00 per diluted share, compared with net income from continuing operations of $9.3 million, or $0.54 per diluted share, for the same period in 2022. The increase in net income was driven by a gain from short term investments of $30.3 million in the current year period compared to a loss from short term investments of $15.7 million for the same period in 2022. Adjusted net income from continuing operations for the nine months ended September 30, 2023 was $83.0 million, or $4.71 per diluted share, compared with $28.9 million, or $1.69 per diluted share, for the same period in 2022. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.

On May 15, 2023, the maturity date of the convertible senior unsecured notes due 2023 (the 2023 Notes), we paid off the remaining balance in amount of $77.1 million (including interest). In the second quarter of 2023, Ligand put in place a $50.0 million share repurchase program that expires in April 2026. The timing and amount of repurchase transactions, if any, will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors.

2023 Financial Guidance

Ligand is increasing its 2023 revenue guidance to be in the range of $126 million to $129 million (previously $124 million to $126 million) and is raising adjusted EPS guidance. Sales of Captisol are now expected to range from $27 million to $28 million (previously $25 million). Guidance for royalties is unchanged at $82 million to $84 million and contract revenue guidance is unchanged at $17 million. We now expect 2023 adjusted diluted EPS of $5.25 to $5.40 (previously $5.10 to $5.25). The increase in EPS guidance is driven primarily by the increase in revenue and lower operating expenses. Due to the unpredictable nature of the pandemic and related Captisol sales, Ligand excludes Captisol sales related to COVID-19 from guidance and will update investors each quarter as orders are received and shipped.

Third Quarter 2023 Business Highlights

On September 18, Ligand spun-out its Pelican subsidiary through a merger with Primordial Genetics, to form a privately held company, Primrose Bio. Ligand retained existing royalty rights from the Pelican Expression Technology, including Jazz’s Rylaze, Merck’s Vaxneuvance and V116 vaccines, Alvogen’s teriparatide, and Serum Institute of India’s Pneumosil and MenFive vaccines. Additionally, Ligand owns 49.9% of the equity of Primrose Bio. Simultaneous with the merger, Ligand entered into a Purchase and Sale Agreement with Primrose Bio and invested $15 million to acquire economic rights in future programs including two contracts previously entered into by Primordial Genetics and an economic interest in future revenue generated from PeliCRM197. Primrose Bio is a leading synthetic biology company with solutions to the industry’s protein design, formulation and expression challenges. The transaction is expected to reduce ongoing cash expenses and be immediately accretive to Ligand's adjusted EPS.

On October 18, Ligand invested $30 million to acquire 13% of Ovid Therapeutics’interest in the royalties and milestones owed to Ovid Therapeutics Inc. on soticlestat, a program Takeda Pharmaceutical Company is developing in two pivotal Phase 3 trials in Lennox-Gastaut and Dravet syndromes, respectively, both rare disease conditions. Under the terms of the 2021 agreement between Ovid and Takeda, Ovid is eligible to receive regulatory and commercial milestone payments of up to $660 million, as well as tiered royalties on global net sales of soticlestat at percentages ranging from the low double-digits up to 20%. If soticlestat is approved. Ligand’s 13% purchase entitles the Company to receive up to $86 million in regulatory and commercial milestones, and tiered royalties up to 2.6%.

On September 27, Ligand acquired certain assets of Novan Inc. for $12.2 million. As part of the transaction, Ligand acquired the NDA-stage berdazimer gel 10.3% program, all the assets related to the NITRICIL delivery technology platform, and the rights to the Sitavig program. Berdazimer gel 10.3% remains on track for a PDUFA goal date of January 5, 2024, as the first potential at-home treatment for molluscum contagiosum. The Novan team is preparing to commercialize berdazimer gel 10.3% in the second half of 2024. Ligand is incubating the business to prepare for a spin-out or strategic partnering.

On October 31, Ligand acquired Tolerance Therapeutics, a private company which owns a less than 1% royalty on worldwide net sales of TZIELD (teplizumab-mzwv). Ligand invested $20 million to acquire Tolerance Therapeutics and expects it to be immediately accretive to Ligand's royalty revenue. TZIELD is the first disease-modifying therapy in type 1 diabetes (“T1D”). It is a CD3-directed antibody indicated to delay the onset of Stage 3 T1D in adults and in children ages 8 years and older with Stage 2 T1D. TZIELD was granted Breakthrough Therapy Designation in 2019 and was approved by the U.S. Food and Drug Administration ("FDA") in November 2022. TZIELD is marketed by Sanofi S.A. following its acquisition of Provention Bio, Inc., in 2023 for $2.9 billion. Sanofi recently announced new data from TZIELD’s PROTECT Phase 3 trial which showed TZIELD’s potential to slow the progression of Stage 3 type 1 diabetes in newly diagnosed children and adolescents. TZIELD met the study’s primary endpoint, significantly slowing the decline of C-peptide levels, compared to placebo.

Portfolio Updates

On November 7, 2023 Travere Therapeutics (Nasdaq: TVTX) announced that 430 new patient start forms (PSFs) were received in the third quarter and a total of 990 PSFs have been received since the accelerated approval of FILSPARI was obtained in the first quarter of 2023. Additionally, Travere previously announced topline two-year confirmatory secondary endpoint results from the pivotal Phase 3 PROTECT Study of FILSPARI versus irbesartan in IgA nephropathy ("IgAN"). FILSPARI demonstrated long-term kidney function preservation and achieved a clinically meaningful difference in estimated glomerular filtration rate ("eGFR") total and chronic slope versus irbesartan, narrowly missing statistical significance in eGFR total slope while achieving statistical significance in eGFR chronic slope for purposes of regulatory review in the EU. All topline efficacy endpoints favored FILSPARI and patients treated with FILSPARI over two years exhibited one of the slowest annual rates of kidney function decline seen in a clinical trial of IgAN patients. Travere will engage with regulators and expects to submit a supplemental New Drug Application ("sNDA") in the first half of 2024 for full approval in the U.S.

On October 26, 2023 Merck (NYSE: MRK) announced third quarter 2023 Vaxneuvance sales of $214 million. Merck previously reported Vaxneuvance sales of $168 million and $106 million in the second and first quarter of 2023, respectively. Additionally, Merck previously announced its Phase 3 clinical trial of V116, an investigational 21-valent pneumococcal conjugate vaccine, met key immunogenicity and safety endpoints in two Phase 3 trials. If approved, V116 would be the first pneumococcal conjugate vaccine specifically designed for adults. Results from the STRIDE-3 trial demonstrated statistically significant immune responses compared to PCV20 (pneumococcal 20-valent conjugate vaccine) in vaccine-naïve adults for serotypes common to both vaccines. Positive immune responses were also observed for serotypes unique to V116. Additionally, results from STRIDE-6 demonstrated that V116 was immunogenic for all 21 pneumococcal serotypes in the vaccine among adults who previously received a pneumococcal vaccine at least one year prior to the study. In both studies, V116 had a safety profile comparable to the comparator in the studies.

Jazz Pharmaceuticals announced that the European Commission has granted marketing authorization for Enrylaze® for use as a component of a multi-agent chemotherapeutic regimen for the treatment of acute lymphoblastic leukemia and lymphoblastic lymphoma in adult and pediatric patients (1 month and older) who developed hypersensitivity or silent inactivation to E. coli-derived asparaginase. Enrylaze, approved as Rylaze in the US and Canada, is a new Erwinia-derived asparaginase developed using the Pfenex Expression Technology with a safety profile consistent with that of other asparaginase preparations. Enrylaze may be given by either intravenous infusion or intramuscular injection and is dosed on either alternate days (every 48 hours) or via a Monday/Wednesday/Friday dosing schedule. The use of the Pfenex Expression Technology to manufacture Enrylaze delivers a scalable supply, able to meet global demand, and a ready-to-use solution that avoids the need for reconstitution in the clinic.

Verona Pharma plc (Nasdaq: VRNA) announced that the FDA has accepted for review its New Drug Application seeking approval of ensifentrine for the maintenance treatment of patients with COPD. The FDA has assigned a PDUFA date of June 26, 2024, and is not currently planning to hold an advisory committee meeting to discuss the application.

Anebulo Pharmaceuticals Inc. (Nasdaq: ANEB) announced positive feedback from the FDA following a Type B meeting in July. The FDA indicated that a single well-controlled study of ANEB-001 in Acute Cannabinoid Intoxication patients presenting to the emergency department combined with a larger THC challenge study in volunteers could potentially provide substantial evidence to support a new drug application.

Adjusted Financial Measures

Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, income tax affect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (888) 350-3452 using the conference ID 6501694. Callers outside the U.S. may dial 1 (646) 960-0369. To participate via live or replay webcast, a link is available at www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model generates value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences and Baxter International. For more information, please visit at www.ligand.com.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead Sciences' VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with approximately 390 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

Follow Ligand on X - formerly known as Twitter @Ligand_LGND.

We use Twitter and our investor relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our Twitter account and our website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding Ligand’s expectations regarding future revenue growth and whether the transaction with Primrose Bio and the acquisition of Tolerance will be accretive to adjusted EPS and revenue, respectively; the timing of clinical and regulatory events of Ligand’s partners; the commercialization efforts and potential market opportunity of products marketed by Ligand’s partners; the ability to generate revenue from a diversified portfolio; and guidance regarding the full-year 2023 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol material sales and license fees and milestone revenue; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2023; Ligand may not be able to create future revenues and cash flows through its partnerships or otherwise; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; there may not be a market for the product(s) even if successfully developed and approved; Ligand’s partners may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or its partners’ product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to acquire, stabilize, outlicense or sell Novan's programs or assets; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand's credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; pandemics and other epidemic diseases could adversely impact the business of Ligand and its partners and impair global economic activity; changes in general economic conditions, including as a result of the war between Russia and Ukraine and between Israel and Hamas; the spin-off of OmniAb may not achieve the intended strategic, operational and financial benefits; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, Rylaze, a Jazz Pharmaceuticals product, Vaxneuvance, a Merck product, FILSPARI, a Travere Therapeutics product, QTORIN, a Palvella Therapeutics product, Pneumosil, a Serum Institute of India product, Veklury, a Gilead Sciences product, and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and Pelican Expression TechnologyTM. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors
Simon Latimer Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(858) 550-7766 (516) 428-8577
Twitter: @Ligand_LGND

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Royalties	$23,863	$19,255	$61,447	$50,507
Captisol - Core	8,608	3,582	24,450	13,133
Captisol - COVID	—	32,367	—	64,483
Contract revenue	397	4,017	17,316	17,740
Total revenues	32,868	59,221	103,213	145,863
Operating costs and expenses:
Cost of Captisol	3,485	14,153	8,871	31,213
Amortization of intangibles	8,238	8,568	25,316	25,698
Research and development	5,532	9,239	19,049	26,885
General and administrative	14,656	14,920	36,798	38,931
Total operating costs and expenses	31,911	46,880	90,034	122,727
Gain on sale of Pelican	(2,121)	—	(2,121)	—
Income (loss) from operations	3,078	12,341	15,300	23,136
Gain (loss) from short-term investments	(13,184)	(923)	30,340	(15,709)
Interest income (expense), net	2,262	259	5,493	(536)
Other income, net	(4,300)	677	(4,570)	4,980
Total other income (expense), net	(15,222)	13	31,263	(11,265)
Income before income taxes	(12,144)	12,354	46,563	11,871
Income tax expense	1,871	(2,709)	(10,932)	(2,556)
Net income from continuing operations	(10,273)	9,645	35,631	9,315
Net loss from discontinued operations	—	(9,241)	(1,665)	(25,191)
Net income (loss):	$(10,273)	$404	$33,966	$(15,876)

Basic net income from continuing operations per share	$(0.59)	$0.57	$2.07	$0.55
Basic net loss from discontinued operations per share	$—	$(0.55)	$(0.10)	$(1.49)
Basic net income (loss) per share	$(0.59)	$0.02	$1.97	$(0.94)
Shares used in basic per share calculation	17,380	16,888	17,241	16,860

Diluted net income from continuing operations per share	$(0.59)	$0.56	$2.00	$0.54
Diluted net loss from discontinued operations per share	$—	$(0.54)	$(0.09)	$(1.47)
Diluted net income (loss) per share	$(0.59)	$0.02	$1.91	$(0.93)
Shares used in diluted per share calculation	17,380	17,132	17,784	17,128

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and short-term investments	$190,502	$211,870
Accounts receivable, net	36,003	30,424
Inventory	25,392	13,294
Income tax receivable	—	4,614
Other current assets	2,097	3,399
Total current assets	253,994	263,601

Deferred income taxes, net	8,530	8,530
Goodwill and other identifiable intangible assets, net	418,613	448,128
Commercial license and other economic rights, net	6,602	10,182
Operating lease right-of-use assets	6,235	10,914
Finance lease	3,566	4,095
Equity method investment in Primrose Bio	13,985	—
Equity securities in Primrose Bio	33,097	—
Other assets	24,604	17,218
Total assets	$769,226	$762,668

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,110	$20,988
Income tax payable	1,204	—
Current operating lease liabilities	497	670
2023 convertible senior notes, net	—	76,695
Other current liabilities	916	457
Total current liabilities	15,727	98,810

Long-term contingent liabilities	3,515	3,456
Long-term operating lease liabilities	5,832	10,336
Deferred income taxes, net	32,586	30,615
Other long-term liabilities	43,670	21,966
Total liabilities	101,330	165,183

Total stockholders' equity	667,896	597,485
Total liabilities and stockholders' equity	$769,226	$762,668

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Net income (loss) from continuing operations	$(10,273)	$9,645	$35,631	$9,315
Adjustments:
Share-based compensation expense	6,884	9,107	20,022	23,217
Non-cash interest expense (1)	—	138	159	639
Amortization related to acquisitions and intangible assets	8,238	8,568	25,316	25,698
Amortization of commercial license and other economic rights (2)	(25)	(86)	(1,026)	(323)
Change in contingent liabilities (3)	24	96	132	(843)
Loss (gain) from short-term investments	13,184	923	(30,340)	15,709
Realized gain from short-term investments	—	—	37,197	(288)
Transaction costs	3,288	—	3,288	—
Gain on sale of Pelican	(2,121)	—	(2,121)	—
Credit losses and impairment charges for commercial license rights	4,114	—	4,114	—
Other (4)	895	1,428	1,091	(1,938)
Income tax effect of adjusted reconciling items above	(6,285)	(3,985)	(9,960)	(12,654)
Excess tax benefit from share-based compensation (5)	36	42	(529)	129
Adjusted net income from continuing operations	$17,959	$25,876	$82,974	$58,661
Captisol - COVID gross profit, net of tax (6)	—	(15,370)	—	(29,754)
Adjusted net income from continuing operations excluding Captisol - COVID	$17,959	$10,506	$82,974	$28,907

Diluted per-share amounts attributable to common shareholders:
Diluted net income (loss) per share from continuing operations	$(0.59)	$0.56	$2.00	$0.54
Adjustments:
Share-based compensation expense	0.39	0.53	1.14	1.36
Non-cash interest expense (1)	—	0.01	0.01	0.04
Amortization related to acquisitions and intangible assets	0.47	0.50	1.44	1.50
Amortization of commercial license and other economic rights (2)	—	(0.01)	(0.06)	(0.02)
Change in contingent liabilities (3)	—	0.01	0.01	(0.05)
(Gain)/Loss from short-term investments	0.75	0.05	(1.72)	0.92
Realized gain from short-term investments	—	—	2.11	(0.02)
Transaction costs	0.19	—	0.19	—
Gain on sale of Pelican	(0.12)	—	(0.12)	—
Credit losses and impairment charges for commercial license rights	0.23	—	0.23	—
Other (4)	0.06	0.08	0.06	(0.11)
Income tax effect of adjusted reconciling items above	(0.36)	(0.23)	(0.57)	(0.74)
Excess tax benefit from share-based compensation (5)	—	—	(0.03)	0.01
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (7)	—	—	0.02	—
Adjusted diluted net income per share from continuing operations	$1.02	$1.50	$4.71	$3.43
Captisol - COVID gross profit, net of tax (6)	—	(0.90)	—	(1.74)
Adjusted diluted net income per share from continuing operations excluding Captisol - COVID	$1.02	$0.60	$4.71	$1.69

GAAP - weighted average number of common shares - diluted	17,380	17,132	17,784	17,128
Shares excluded due to anti-dilutive effect on GAAP net loss	272	—	—	—
Diluted effect of the 2023 Notes (7)	—	—	(159)	—
Adjusted weighted average number of common shares - diluted	17,652	17,132	17,625	17,128

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Amounts primarily relate to losses associated with our equity investments, operating losses from Novan since the acquisition date, as well as gain on debt extinguishment in the prior year period.

(5) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(6) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19.

(7) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company has intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, The 2023 Notes were fully paid off on May 15, 2023, the debt maturity date.

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